NEWS

Charter Announces Second Quarter 2016 Results
Time Warner Cable and Bright House Transactions Closed; Well-Positioned for Growth

Stamford, Connecticut - August 9, 2016 - Charter Communications, Inc. (formerly known as CCH I, LLC, along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2016. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC"), Charter Communications, Inc. ("Legacy Charter") and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). In this release, actual results reflect the operations of Legacy Charter for the three and six months ended June 30, 2016 and Legacy TWC and Legacy Bright House for the period from May 18, 2016 through June 30, 2016.  Pro forma1 results give effect to the Transactions as if they had closed at the beginning of the earliest period presented and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the full three and six months ended June 30, 2016.

Key highlights:

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Charter is now a company with greater scale, an enhanced footprint, and new revenue, product innovation and cost savings opportunities. Charter's network reaches 48.8 million homes and businesses, and serves 25.6 million residential and small and medium business ("SMB") customers.

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Pro forma[1] for the Transactions, second quarter revenues of $10.0 billion grew 6.6% as compared to the prior-year period, driven by residential revenue growth of 5.6% and commercial revenue growth of 13.4%. On an actual[1] basis, second quarter revenue of $6.2 billion grew 153.5% year-over-year, driven primarily by the Transactions.

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On a pro forma basis, total customer relationships increased 173,000 during the second quarter, compared to 54,000 during the second quarter of 2015, and for the twelve months ended June 30, 2016, grew by 1,251,000 or 5.1%. Pro forma residential and SMB primary service units ("PSUs") increased by 249,000 during the period, versus 270,000 in the year-ago quarter. The year-over-year decline in PSU net additions was driven by fewer voice net additions in the second quarter of 2016 versus the second quarter of 2015.

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On a pro forma basis, second quarter Adjusted EBITDA[2] of $3.5 billion grew 9.0% year-over-year. Excluding transition costs in the second quarters of 2016 and 2015, Adjusted EBITDA grew by 9.2% year-over-year. On an actual basis, second quarter Adjusted EBITDA grew by 161.6%, driven primarily by the Transactions.

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Pro forma net income totaled $280 million in the second quarter, compared to $107 million during the same period last year, driven by higher income from operations year-over-year. On an actual basis, net income totaled $3.1 billion, compared to a net loss of $122 million during the second quarter of 2015, driven by higher income from operations following the close of the Transactions and the reduction of substantially all of Charter’s historical valuation allowance on its deferred tax assets.

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On a pro forma basis, second quarter capital expenditures totaled $2.1 billion, as compared to $1.9 billion in the year-ago period. Excluding transition capital, second quarter 2016 pro forma capital expenditures totaled $2.0 billion as compared to $1.8 billion during the second quarter of 2015. Second quarter actual capital expenditures totaled $1.3 billion.

"On May 18, we closed our transactions with Time Warner Cable and Bright House Networks, creating a new company with the ability to innovate and grow faster," said Tom Rutledge, CEO and Chairman of Charter Communications. "Our organization is in place, we are executing on our plans and our track record at Charter shows that our operating model, founded on providing high quality products and service at great prices, works. We will apply that model as quickly as possible to our new assets, putting our larger company on a long-term growth trajectory, and building greater value for our shareholders."

1See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information ” section for additional information.
2Adjusted EBITDA and free cash flow are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	June 30, 2016 (a)	June 30, 2015 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	48,762	48,093	1%
Estimated Internet Passings	48,414	47,733	1%
Estimated Voice Passings	47,566	46,869	1%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	35.5%	36.0%	(0.5) ppts
Internet Penetration of Estimated Internet Passings	45.1%	42.0%	3.1 ppts
Voice Penetration of Estimated Voice Passings	23.1%	21.4%	1.7 ppts

Customer Relationships (d)
Residential	24,306	23,201	5%
Small and Medium Business	1,333	1,187	12%
Total Customer Relationships	25,639	24,388	5%

Residential
Primary Service Units ("PSUs")
Video	16,934	16,964	—
Internet	20,667	19,047	9%
Voice	10,255	9,399	9%
	47,856	45,410	5%

Pro Forma Quarterly Net Additions/(Losses)
Video	(152)	(170)	NM
Internet	236	157	50%
Voice	83	214	(61)%
	167	201	(17)%

Single Play (e)	9,252	8,716	6%
Double Play (e)	6,559	6,759	(3)%
Triple Play (e)	8,495	7,726	10%

Single Play Penetration (f)	38.1%	37.6%	0.5 ppts
Double Play Penetration (f)	27.0%	29.1%	(2.1) ppts
Triple Play Penetration (f)	35.0%	33.3%	1.7 ppts

% Residential Non-Video Customer Relationships	30.3%	26.9%	3.4 ppts

Pro Forma Monthly Residential Revenue per Residential Customer (g)	$109.99	$108.86	1%

Small and Medium Business
PSUs
Video	378	347	9%
Internet	1,148	1,014	13%
Voice	725	617	18%
	2,251	1,978	14%

Pro Forma Quarterly Net Additions/(Losses)
Video	9	7	29%
Internet	41	33	24%
Voice	32	29	10%
	82	69	19%

Pro Forma Monthly Small and Medium Business Revenue per Customer (h)	$214.33	$211.76	1%

Enterprise PSUs (i)
Enterprise PSUs	90	74	22%
Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

The combination of Legacy Charter, Legacy TWC and Legacy Bright House has created a leading broadband services and technology company that will drive investment into the combined entity's advanced broadband network, resulting in faster broadband speeds, better video products, and more affordable phone service for consumers. Starting in the fall of 2016, Charter will begin to introduce Charter Spectrum, in certain Legacy TWC and Legacy Bright House markets, with remaining markets to follow in 2017. Charter Spectrum is an industry-leading suite of video, Internet, and voice services that includes over 200 HD channels, minimum offered Internet speeds of 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. As of the end of the second quarter of 2016, 92% of Legacy Charter's residential customers received Charter Spectrum products.

Beginning in early 2017, Charter will also restart all-digital efforts in those Legacy TWC and Legacy Bright House markets that continue to broadcast analog video signals. All-digital allows Charter to offer more advanced products and services, and will provide residential customers with two-way digital set-tops, which offer higher picture quality, an interactive programming guide and video on demand on all TV outlets in the home. Charter intends to complete the all-digital conversion in Legacy TWC and Legacy Bright House markets by the end of 2018.

During the second quarter of 2016, Charter's residential customer relationships grew by 126,000, versus 19,000 in the prior year period.1 Residential PSUs increased by 167,000 versus a gain of 201,000 in the prior year period. The year-over-year decline in PSU net additions was primarily the result of fewer voice net additions, and both customer relationship and PSU net additions in the second quarter of 2016 and 2015 reflect the significant seasonality of Legacy Bright House Florida markets. As of June 30, 2016, Charter had 24.3 million residential customer relationships and 47.9 million residential PSUs.

Residential video customers decreased by 152,000 in the second quarter of 2016, versus a decrease of 170,000 in the year-ago period, driven by better year-over-year performance at Legacy Charter and Legacy Bright House, partially offset by higher video losses at Legacy TWC. As of the end of the second quarter of 2016, Legacy Charter's footprint was virtually 100% all-digital, compared to 60% at Legacy TWC and 40% at Legacy Bright House. As of June 30, 2016, Charter had 16.9 million residential video customers.

Charter added 236,000 residential Internet customers in the second quarter of 2016, compared to 157,000 a year ago. As of June 30, 2016, 90% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 28% at Legacy TWC and 32% at Legacy Bright House. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of June 30, 2016, Charter had 20.7 million residential Internet customers.

During the second quarter, the Company added 83,000 residential voice customers, versus 214,000 during the second quarter of 2015. The year-over-year decline in voice net additions was primarily driven by a Legacy TWC voice promotion that drove voice net additions in the second quarter of 2015. As of June 30, 2016, Charter had 10.3 million residential voice customers.

Second quarter residential revenue per customer relationship totaled $109.99, and grew by 1.0% as compared to the prior-year period, driven by higher product sell-in, promotional rate step-ups and rate adjustments, partially offset by continued single play Internet sell-in. Excluding pay-per-view revenue, which was impacted by the Mayweather-Pacquiao pay-per-view event in the second quarter of 2015, residential revenue per customer relationship grew by 1.7% as compared to the prior-year period.

During the second quarter of 2016, SMB customer relationships grew by 47,000 versus 35,000 during the second quarter of 2015. SMB PSUs increased 82,000, compared to 69,000 during the second quarter of 2015. As of June 30, 2016, Charter had 1.3 million SMB customer relationships and 2.3 million SMB PSUs.

1Unless otherwise specified, all customer data referred to herein are pro forma for the Transactions as if they had closed at the beginning of the earliest period presented.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2016	2015		2016	2015
	Pro Forma	Pro Forma	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,143	$4,074	1.7%	$2,605	$1,148	126.9%
Internet	3,132	2,797	12.0%	1,950	743	162.5%
Voice	730	706	3.3%	423	135	214.1%
Residential revenue	8,005	7,577	5.6%	4,978	2,026	145.8%
Small and medium business	842	744	13.2%	520	190	174.2%
Enterprise	503	442	13.7%	296	88	233.1%
Commercial revenue	1,345	1,186	13.4%	816	278	193.0%
Advertising sales	405	390	3.9%	237	79	200.1%
Other	233	217	7.5%	130	47	175.6%
Total Revenues	9,988	9,370	6.6%	6,161	2,430	153.5%

COSTS AND EXPENSES:
Total operating costs and expenses	6,446	6,120	5.3%	3,941	1,582	149.2%

Adjusted EBITDA	$3,542	$3,250	9.0%	$2,220	$848	161.6%

Adjusted EBITDA margin	35.5%	34.7%		36.0%	34.9%

Capital Expenditures	$2,075	$1,855		$1,260	$432
% Total Revenues	20.8%	19.8%		20.4%	17.8%

Net income (loss) attributable to Charter shareholders	$280	$107		$3,067	$(122)
Earnings (loss) per common share attributable to Charter shareholders:
Basic	$1.04	$0.40		$16.73	$(1.21)
Diluted	$0.99	$0.39		$15.17	$(1.21)

Net cash flows from operating activities				$1,590	$531
Free cash flow				$524	$158

Revenue

On a pro forma basis, second quarter revenues rose 6.6% year-over-year to $10.0 billion, driven primarily by growth in Internet, commercial and video revenues. On an actual basis, second quarter revenue rose to $6.2 billion, 153.5% higher year-over-year, driven by the Transactions.

Pro forma video revenues totaled $4.1 billion in the second quarter, an increase of 1.7% compared to the prior year period. Pro forma video revenue growth was driven by higher advanced services penetration and annual and promotional rate adjustments, partially offset by lower pay-per-view revenue, due to the Mayweather-Pacquiao event during the second quarter of 2015, and non-recurring customer credits at Legacy Charter. Second quarter video revenues totaled $2.6 billion on an actual basis, an increase of 126.9% compared to the prior-year period, driven by the Transactions.

On a pro forma basis, Internet revenues grew 12.0%, compared to the year-ago quarter, to $3.1 billion, driven by an increase of 1,620,000 Internet customers during the last year, promotional rolloff and price adjustments. On an actual basis, Internet revenues grew 162.5% year-over-year, as a result of the Transactions.

Voice revenues totaled $730 million on a pro forma basis, an increase of 3.3% compared to the second quarter of 2015, due to the addition of 856,000 voice customers in the last twelve months, partially offset by promotions and value-based pricing. Voice revenues increased 214.1% year-over-year, on an actual basis, driven by the Transactions.

Pro forma commercial revenues rose to $1.3 billion, an increase of 13.4% over the prior-year period, driven by SMB revenue growth of 13.2% and enterprise revenue growth of 13.7%. On an actual basis, commercial revenues grew 193.0% year-over-year, as a result of the Transactions.

Pro forma second quarter advertising sales revenues of $405 million increased 3.9% compared to the year-ago quarter, primarily driven by an increase in national and political advertising revenue. Advertising sales grew 200.1% year-over-year, on an actual basis, driven by the Transactions.

Operating Costs and Expenses

On a pro forma basis, second quarter total operating costs and expenses increased by $326 million, or 5.3%, compared to the year-ago period, primarily driven by increases in programming and other expenses. On an actual basis, total operating costs and expenses grew by 149.2% year-over-year as a result of the Transactions.

Second quarter programming expense increased by $167 million, or 7.5% on a pro forma basis, as compared to the second quarter of 2015, reflecting contractual programming increases and non-recurring items, partly offset by lower pay-per-view programming expenses and partial period transactions synergies.

Costs to service customers grew by $37 million, or 2.1% on a pro forma basis year-over-year, despite year-over-year residential and SMB customer relationship growth of 5.1%, given improved service metrics. Other expenses grew by $81 million, or 8.5% on a pro forma basis, as compared to the second quarter of 2015, reflecting higher corporate and administrative labor costs, including pre-closing bonus accrual true ups, higher IT resources at Legacy TWC, advertising sales costs, and enterprise sales and labor costs.

Adjusted EBITDA

Second quarter pro forma Adjusted EBITDA of $3.5 billion grew by 9.0% year-over-year, reflecting revenue growth and operating costs and expenses growth of 6.6% and 5.3%, respectively. Excluding transition costs of $25 million in the second quarter of 2016 and $17 million in the prior-year period, pro forma Adjusted EBITDA grew by 9.2% year-over-year. On an actual basis, Adjusted EBITDA of $2.2 billion grew by 161.6% year-over-year, due to the Transactions.

Net Income Attributable to Charter Shareholders

Pro forma net income attributable to Charter shareholders totaled $280 million in the second quarter of 2016, compared to $107 million in the second quarter of 2015. The year-over-year increase in pro forma net income was primarily related to higher Adjusted EBITDA and a pension curtailment gain related to Charter's announcement to freeze TWC's legacy defined benefit plans in the second quarter of 2016 totaling approximately $518 million, offset by $299 million of post-closing restructuring charges, higher income tax expense and approximately $50 million in expenses related to the net valuation of hedged foreign currency debt and the elimination of TWC's interest rate swaps. Pro forma net income per basic common share attributable to Charter shareholders totaled $1.04 in the second quarter of 2016 compared to $0.40 during the same period last year. The increase was primarily the result of the factors described above, partly offset by a 0.3% increase in pro forma weighted average shares outstanding versus the prior-year period.

On an actual basis, net income attributable to Charter shareholders totaled $3.1 billion during the second quarter of 2016, compared to a net loss of $122 million in the second quarter of 2015. The increase in net income was primarily related to higher income from operations following the close of the Transactions and the reduction of substantially all of Charter’s historical valuation allowance associated with its deferred tax assets of approximately $3.3 billion. Actual net income per basic common share attributable to Charter shareholders totaled $16.73 in the second quarter of 2016 compared to a loss of $1.21 during the same period last year. The increase was primarily the result of the factors described above, partly offset by an 81.4% increase in weighted average shares outstanding versus the prior-year period, as a result of the Transactions.

Capital Expenditures

Pro forma property, plant and equipment expenditures totaled $2.1 billion in the second quarter of 2016, compared to $1.9 billion during the second quarter of 2015. The year-over-year increase in capital expenditures was driven by higher product development investments, transition capital expenditures incurred in connection with the Transactions, and support capital investments. Transition capital expenditures accounted for $111 million of capital expenditures in the second quarter of 2016 versus $28 million in the second quarter of 2015. Excluding transition-related expenditures, second quarter 2016 pro forma property, plant and equipment expenditures totaled $2.0 billion compared to $1.8 billion during the same period last year.

On an actual basis, second quarter 2016 property, plant and equipment expenditures totaled $1.3 billion, an increase of $828 million as compared to the prior-year, as a result of the Transactions.

The actual amount of capital expenditures in 2016 will depend on a number of factors including the pace of transition planning to service a larger customer base as a result of the Transactions and growth rates of both residential and commercial business customers.

Cash Flow

During the second quarter of 2016, net cash flows from operating activities totaled $1.6 billion, compared to $531 million in the second quarter of 2015. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA in the second quarter of 2016 versus the second quarter of 2015, following the close of the Transactions.

Free cash flow for the second quarter of 2016 totaled $524 million, compared to $158 million during the same period last year. The increase was related to higher net cash flows from operating activities in the second quarter of 2016 versus the second quarter of 2015, driven by the close of the Transactions, partly offset by Transactions closing costs and higher capital expenditures.

Liquidity & Financing

As of June 30, 2016, total principal amount of debt was approximately $60.3 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity.

As a result of the Transactions, Charter paid $27.8 billion in cash to Legacy TWC stockholders and $2.0 billion in cash to Advance/Newhouse, the former parent of Legacy Bright House.

In connection with the TWC transaction, Legacy Charter and Liberty Broadband Corporation ("Liberty Broadband") completed their previously announced transactions pursuant to their investment agreement, in which Liberty Broadband purchased for cash approximately 22.0 million shares of Charter Class A common stock valued at $4.3 billion at the signing of the TWC transaction to partially finance the cash portion of the TWC transaction consideration. In connection with the Bright House transaction, Liberty Broadband purchased approximately 3.7 million shares of Charter Class A common stock valued at $700 million at the signing of the Bright House transaction (the "Liberty Transaction").

Charter also partially financed the cash portion of the purchase price of the Transactions with additional indebtedness and cash on hand. In 2015, Legacy Charter issued $15.5 billion aggregate principal amount of CCO Safari II, LLC ("CCO Safari II") senior secured notes, $3.8 billion aggregate principal amount of CCO Safari III, LLC ("CCO Safari III") senior secured bank loans and $2.5 billion aggregate principal amount of CCOH Safari, LLC ("CCOH Safari") senior unsecured notes. The net proceeds were initially deposited into escrow accounts. Upon closing of the TWC transaction, the proceeds were released from escrow and the CCOH Safari notes became obligations of CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. ("CCO Holdings Capital"), and the CCO Safari II notes and CCO Safari III credit facilities became obligations of Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. CCOH Safari merged into CCO Holdings and CCO Safari II and CCO Safari III merged into Charter Operating.

In connection with the closing of the TWC transaction, Charter Operating replaced its existing revolving credit facility with a new $3.0 billion senior secured revolving credit facility under Charter Operating’s Amended and Restated Credit Agreement dated May 18, 2016 (the “Credit Agreement”). In connection with the closing of the Bright House transaction, Charter Operating closed on a $2.6 billion aggregate principal amount Term Loan A pursuant to the terms of the Credit Agreement of which $2.0 billion was used to fund the cash portion of the Bright House transaction and of which $638 million was used to prepay and terminate Charter Operating's existing Term A-1 Loans. Interest on Term Loan A was set at LIBOR plus 2%. In connection with the closing of the TWC transaction, Charter assumed approximately $22.5 billion in aggregate principal amount of Time Warner Cable, LLC and Time Warner Cable Enterprises, LLC senior notes and debentures with varying maturities.

In February 2016, CCO Holdings and CCO Holdings Capital jointly issued $1.7 billion aggregate principal amount of 5.875% senior notes due 2024 (the "2024 Notes") and, in April 2016, they issued $1.5 billion aggregate principal amount of 5.500% senior notes due 2026 (the "2026 Notes") at a price of 100.075% of the aggregate principal amount. The net proceeds from both issuances were used to repurchase all of CCO Holdings’ 7.000% senior notes due 2019, 7.375% senior notes due 2020 and 6.500% senior notes due 2021 and to pay related fees and expenses and for general corporate purposes. These debt repurchases resulted in a loss on extinguishment of debt of $110 million for the three and six months ended June 30, 2016.

Conference Call

Charter will host a conference call on Tuesday, August 9, 2016 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 31046169.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on August 23, 2016. The conference ID code for the replay is 31046169.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the quarter ended June 30, 2016, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income (loss) and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income tax (benefit) expense, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other expense, net and other operating expenses, such as merger and restructuring costs, other pension benefits, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the Securities and Exchange Commission (the "SEC")). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $202 million and $76 million for the three months ended June 30, 2016 and 2015, respectively, and $304 million and $152 million for the six months ended June 30, 2016 and 2015, respectively.

Pro forma results give effect to the Transactions as if they had closed at the beginning of the earliest period presented and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the full three and six months ended June 30, 2016 and 2015. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred as of the beginning of the earliest period presented, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s second quarter 2016 Quarterly Report on Form 10-Q provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our quarterly report on Form 10-Q for the quarter ended June 30, 2016, in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the recently completed Transactions:

•	our ability to achieve the synergies and value creation contemplated by the Transactions;

•	our ability to promptly, efficiently and effectively integrate acquired operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	diversion of management time on issues related to the integration of the Transactions;

•
changes in Legacy Charter, Legacy TWC or Legacy Bright House operations' businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in our business relationships as a result of the Transactions;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease our operating flexibility;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners; and

•	costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Transactions.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015		2016	2015
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$2,605	$1,148	126.9%	$3,775	$2,277	65.8%
Internet	1,950	743	162.5%	2,754	1,460	88.6%
Voice	423	135	214.1%	558	269	107.5%
Residential revenue	4,978	2,026	145.8%	7,087	4,006	76.9%
Small and medium business	520	190	174.2%	722	372	94.5%
Enterprise	296	88	233.1%	395	175	124.2%
Commercial revenue	816	278	193.0%	1,117	547	104.0%
Advertising sales	237	79	200.1%	309	145	112.8%
Other	130	47	175.6%	178	94	89.7%
Total Revenues	6,161	2,430	153.5%	8,691	4,792	81.4%
COSTS AND EXPENSES:
Programming	1,541	671	129.9%	2,244	1,337	67.9%
Regulatory, connectivity and produced content	316	109	188.1%	428	216	97.0%
Costs to service customers	1,079	424	154.6%	1,500	847	77.1%
Marketing	377	158	137.6%	542	311	73.8%
Transition costs	25	17	48.0%	46	38	21.7%
Other	603	203	198.0%	828	395	110.5%
Total operating costs and expenses (exclusive of items shown separately below)	3,941	1,582	149.2%	5,588	3,144	77.8%
Adjusted EBITDA	2,220	848	161.6%	3,103	1,648	88.2%
Adjusted EBITDA margin	36.0%	34.9%		35.7%	34.4%
Depreciation and amortization	1,436	528		1,975	1,042
Stock compensation expense	63	19		87	38
Other operating expenses, net	31	32		49	50
Income from operations	690	269		992	518
OTHER EXPENSES:
Interest expense, net	(593)	(229)		(1,047)	(518)
Loss on extinguishment of debt	(110)	(128)		(110)	(128)
Gain (loss) on financial instruments, net	(50)	1		(55)	(5)
Other expense, net	(2)	—		(5)	—
	(755)	(356)		(1,217)	(651)
Loss before income taxes	(65)	(87)		(225)	(133)
Income tax benefit (expense)	3,179	(35)		3,151	(70)
Consolidated net income (loss)	3,114	(122)		2,926	(203)
Less: Net income attributable to noncontrolling interests	(47)	—		(47)	—
Net income (loss) attributable to Charter shareholders	$3,067	$(122)		$2,879	$(203)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$16.73	$(1.21)		$20.21	$(2.01)
Diluted	$15.17	$(1.21)		$19.00	$(2.01)
Weighted average common shares outstanding, basic	183,362,776	101,074,644		142,457,435	101,017,146
Weighted average common shares outstanding, diluted	205,214,266	101,074,644		153,959,234	101,017,146

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to consolidated net loss as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015		2016	2015
	Pro Forma	Pro Forma	% Change	Pro Forma	Pro Forma	% Change
REVENUES:
Video	$4,143	$4,074	1.7%	$8,235	$8,072	2.0%
Internet	3,132	2,797	12.0%	6,168	5,526	11.6%
Voice	730	706	3.3%	1,459	1,412	3.3%
Residential revenue	8,005	7,577	5.6%	15,862	15,010	5.7%
Small and medium business	842	744	13.2%	1,649	1,460	13.0%
Enterprise	503	442	13.7%	997	877	13.6%
Commercial revenue	1,345	1,186	13.4%	2,646	2,337	13.2%
Advertising sales	405	390	3.9%	770	731	5.3%
Other	233	217	7.5%	473	433	9.5%
Total Revenues	9,988	9,370	6.6%	19,751	18,511	6.7%
COSTS AND EXPENSES:
Programming	2,418	2,251	7.5%	4,826	4,483	7.7%
Regulatory, connectivity and produced content	566	563	0.3%	1,085	1,065	1.8%
Costs to service customers	1,797	1,760	2.1%	3,589	3,501	2.5%
Marketing	609	579	5.1%	1,195	1,128	6.0%
Transition costs	25	17	48.0%	46	38	21.7%
Other	1,031	950	8.5%	2,035	1,885	8.0%
Total operating costs and expenses (exclusive of items shown separately below)	6,446	6,120	5.3%	12,776	12,100	5.6%
Adjusted EBITDA	3,542	3,250	9.0%	6,975	6,411	8.8%
Adjusted EBITDA margin	35.5%	34.7%		35.3%	34.6%
Depreciation and amortization	2,276	2,209		4,441	4,370
Stock compensation expense	72	61		138	122
Other operating (income) expenses, net	(237)	1		(224)	19
Income from operations	1,431	979		2,620	1,900
OTHER EXPENSES:
Interest expense, net	(723)	(745)		(1,431)	(1,546)
Loss on extinguishment of debt	(110)	(128)		(110)	(128)
Gain (loss) on financial instruments, net	(50)	1		(55)	(5)
Other income, net	2	127		10	138
	(881)	(745)		(1,586)	(1,541)
Income before income taxes	550	234		1,034	359
Income tax expense	(181)	(70)		(337)	(99)

Consolidated net income	369	164		697	260
Less: Net income attributable to noncontrolling interests	(89)	(57)		(172)	(103)
Net income attributable to Charter shareholders	$280	$107		$525	$157
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.04	$0.40		$2.29	$0.58
Diluted	$0.99	$0.39		$2.26	$0.58
Weighted average common shares outstanding, basic	270,464,654	269,643,930		229,559,308	269,580,340
Weighted average common shares outstanding, diluted	304,798,080	273,081,641		232,720,158	273,022,498

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to consolidated net loss as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$555	$5
Accounts receivable, net	1,340	279
Prepaid expenses and other current assets	430	61
Total current assets	2,325	345

RESTRICTED CASH AND CASH EQUIVALENTS	—	22,264

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	33,358	8,345
Franchises	66,245	6,006
Customer relationships, net	16,154	856
Goodwill	29,692	1,168
Total investment in cable properties, net	145,449	16,375

OTHER NONCURRENT ASSETS	1,421	332

Total assets	$149,195	$39,316

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$6,736	$1,972
Current portion of long-term debt	2,071	—
Total current liabilities	8,807	1,972

LONG-TERM DEBT	60,132	35,723
DEFERRED INCOME TAXES	26,339	1,590
OTHER LONG-TERM LIABILITIES	2,885	77

SHAREHOLDERS' EQUITY (DEFICIT):
Controlling interest	40,240	(46)
Noncontrolling interests	10,792	—
Total shareholders' equity (deficit)	51,032	(46)

Total liabilities and shareholders' equity (deficit)	$149,195	$39,316

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$3,114	$(122)	$2,926	$(203)
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,436	528	1,975	1,042
Stock compensation expense	63	19	87	38
Accelerated vesting of equity awards	145	—	145	—
Noncash interest (income) expense, net	(48)	7	(41)	15
Pension curtailment gain and remeasurement loss, net	(518)	—	(518)	—
Loss on extinguishment of debt	110	128	110	128
(Gain) loss on financial instruments, net	50	(1)	55	5
Deferred income taxes	(3,192)	32	(3,164)	66
Other, net	(5)	3	(2)	6
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(124)	(58)	(100)	(37)
Prepaid expenses and other assets	32	6	11	(20)
Accounts payable, accrued liabilities and other	527	(11)	530	19
Net cash flows from operating activities	1,590	531	2,014	1,059

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,260)	(432)	(1,689)	(783)
Change in accrued expenses related to capital expenditures	194	59	138	(17)
Purchases of cable systems, net of cash acquired	(28,810)	—	(28,810)	—
Change in restricted cash and cash equivalents	22,313	7,112	22,264	7,111
Other, net	(4)	(56)	(6)	(69)
Net cash flows from investing activities	(7,567)	6,683	(8,103)	6,242

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,858	2,981	5,997	3,313
Repayments of long-term debt	(3,343)	(10,153)	(4,070)	(10,545)
Payments for debt issuance costs	(266)	(25)	(283)	(25)
Issuance of equity	5,000	—	5,000	—
Purchase of treasury stock	(84)	(7)	(99)	(23)
Proceeds from exercise of stock options	19	—	24	6
Payment of preferred dividend to noncontrolling interest	(18)	—	(18)	—
Proceeds from termination of interest rate derivatives	88	—	88	—
Net cash flows from financing activities	5,254	(7,204)	6,639	(7,274)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(723)	10	550	27
CASH AND CASH EQUIVALENTS, beginning of period	1,278	20	5	3
CASH AND CASH EQUIVALENTS, end of period	$555	$30	$555	$30

CASH PAID FOR INTEREST	$544	$290	$1,014	$545

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual	Pro Forma
	June 30, 2016 (a)	March 31, 2016 (a)	December 31, 2015 (a)	June 30, 2015 (a)
Footprint (b)
Estimated Video Passings	48,762	48,561	48,375	48,093
Estimated Internet Passings	48,414	48,209	48,019	47,733
Estimated Voice Passings	47,566	47,339	47,164	46,869

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	35.5%	35.9%	36.0%	36.0%
Internet Penetration of Estimated Internet Passings	45.1%	44.7%	43.7%	42.0%
Voice Penetration of Estimated Voice Passings	23.1%	23.0%	22.5%	21.4%

Customer Relationships (d)
Residential	24,306	24,180	23,795	23,201
Small and Medium Business	1,333	1,286	1,256	1,187
Total Customer Relationships	25,639	25,466	25,051	24,388

Residential
Primary Service Units ("PSUs")
Video	16,934	17,086	17,062	16,964
Internet	20,667	20,431	19,911	19,047
Voice	10,255	10,172	9,959	9,399
	47,856	47,689	46,932	45,410

Pro Forma Quarterly Net Additions/(Losses)
Video	(152)	24	118	(170)
Internet	236	520	495	157
Voice	83	213	304	214
	167	757	917	201

Single Play (e)	9,252	9,088	8,883	8,716
Double Play (e)	6,559	6,675	6,687	6,759
Triple Play (e)	8,495	8,417	8,225	7,726

Single Play Penetration (f)	38.1%	37.6%	37.3%	37.6%
Double Play Penetration (f)	27.0%	27.6%	28.1%	29.1%
Triple Play Penetration (f)	35.0%	34.8%	34.6%	33.3%

% Residential Non-Video Customer Relationships	30.3%	29.3%	28.3%	26.9%

Pro Forma Monthly Residential Revenue per Residential Customer (g)	$109.99	$109.25	$108.46	$108.86

Small and Medium Business
PSUs
Video	378	369	361	347
Internet	1,148	1,107	1,078	1,014
Voice	725	693	667	617
	2,251	2,169	2,106	1,978

Pro Forma Quarterly Net Additions/(Losses)
Video	9	8	7	7
Internet	41	29	33	33
Voice	32	26	24	29
	82	63	64	69

Pro Forma Monthly Small and Medium Business Revenue per Customer (h)	$214.33	$211.85	$213.05	$211.76

Enterprise PSUs (i)
Enterprise PSUs	90	85	81	74

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred at the beginning of the earliest period presented. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on the legacy company's reporting methodology. Such methodologies differ and these differences may be material. Once statistical reporting is fully integrated, all prior periods will be recast to reflect a consistent methodology. We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2016, March 31, 2016, December 31, 2015 and June 30, 2015, customers include approximately 208,600, 27,900, 38,100 and 39,400 customers, respectively, whose accounts were over 60 days past due, approximately 14,000, 1,100, 1,700 and 2,000 customers, respectively, whose accounts were over 90 days past due and approximately 8,000, 900, 900 and 900 customers, respectively, whose accounts were over 120 days past due.

At March 31, 2016, actual residential video, Internet and voice PSUs were 4,332,000, 5,368,000 and 2,633,000, respectively; actual commercial video, Internet and voice PSUs were 113,000, 359,000 and 231,000, respectively; Enterprise PSUs were 31,000.

At December 31, 2015, actual residential video, Internet and voice PSUs were 4,322,000, 5,227,000 and 2,598,000, respectively; actual commercial video, Internet and voice PSUs were 108,000, 345,000 and 218,000, respectively; Enterprise PSUs were 30,000.

At June 30, 2015, actual residential video, Internet and voice PSUs were 4,282,000, 4,982,000 and 2,514,000, respectively; actual commercial video, Internet and voice PSUs were 100,000, 316,000 and 197,000, respectively; Enterprise PSUs were 27,000.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Pro forma monthly residential revenue per residential customer is calculated as total pro forma residential video, Internet and voice quarterly revenue divided by three divided by average pro forma residential customer relationships during the respective quarter.

(h)
Pro forma monthly small and medium business revenue per customer is calculated as total pro forma small and medium business quarterly revenue divided by three divided by average pro forma small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Actual	Actual	Actual	Actual

Consolidated net income (loss)	$3,114	$(122)	$2,926	$(203)
Plus: Interest expense, net	593	229	1,047	518
Income tax (benefit) expense	(3,179)	35	(3,151)	70
Depreciation and amortization	1,436	528	1,975	1,042
Stock compensation expense	63	19	87	38
Loss on extinguishment of debt	110	128	110	128
(Gain) loss on financial instruments, net	50	(1)	55	5
Other, net	33	32	54	50

Adjusted EBITDA (a)	2,220	848	3,103	1,648
Less: Purchases of property, plant and equipment	(1,260)	(432)	(1,689)	(783)

Adjusted EBITDA less capital expenditures	$960	$416	$1,414	$865

Net cash flows from operating activities	$1,590	$531	$2,014	$1,059
Less: Purchases of property, plant and equipment	(1,260)	(432)	(1,689)	(783)
Change in accrued expenses related to capital expenditures	194	59	138	(17)

Free cash flow	$524	$158	$463	$259

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)

Consolidated net income	$369	$164	$697	$260
Plus: Interest expense, net	723	745	1,431	1,546
Income tax benefit	181	70	337	99
Depreciation and amortization	2,276	2,209	4,441	4,370
Stock compensation expense	72	61	138	122
Loss on extinguishment of debt	110	128	110	128
(Gain) loss on financial instruments, net	50	(1)	55	5
Other, net	(239)	(126)	(234)	(119)

Adjusted EBITDA (a)	3,542	3,250	6,975	6,411
Less: Purchases of property, plant and equipment	(2,075)	(1,855)	(3,909)	(3,439)

Adjusted EBITDA less capital expenditures	$1,467	$1,395	$3,066	$2,972

(a)	See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$378	$135	$515	$285
Scalable infrastructure (b)	386	118	496	193
Line extensions (c)	171	48	218	87
Upgrade/Rebuild (d)	110	33	151	56
Support capital (e)	215	98	309	162

Total capital expenditures	$1,260	$432	$1,689	$783

Capital expenditures included in total related to:
Commercial services	$191	$65	$255	$116
Transition	$111	$28	$164	$42

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Pro Forma (f)	Pro Forma (f)	Pro Forma (f)	Pro Forma (f)

Customer premise equipment (a)	$651	$698	$1,412	$1,385
Scalable infrastructure (b)	640	466	1,115	858
Line extensions (c)	277	244	502	488
Upgrade/Rebuild (d)	171	166	305	267
Support capital (e)	336	281	575	441

Total capital expenditures	$2,075	$1,855	$3,909	$3,439

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented.

Addendum to Charter Communications, Inc. Second Quarter 2016 Earnings Release